Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces Preliminary Second Quarter 2016 Revenue Results

Management to host conference call today at 2:00pm PT/5:00pm ET

Redwood City, California, July 12, 2016 — Avinger, Inc., (NASDAQ: AVGR) a leading developer of innovative treatments for peripheral artery disease (PAD), announced today that based on preliminary unaudited financial results, it expects total revenue of approximately $4.7 million for the second quarter ended June 30, 2016, an increase of 57% from the second quarter of 2015.

Revenues from disposable devices were $3.7 million, a 118% increase compared to the second quarter of 2015 and a 12% increase from the first quarter of 2016. Revenue related to Lightbox™ imaging consoles is expected to be $ 1.0 million, a 29% decrease compared to the second quarter of 2015 and a 17% decrease from the first quarter of 2016. During the quarter, the installed base of Lumivascular™ accounts increased by 19 and ended the quarter at 126 accounts.

“Although we experienced lower than expected utilization of Pantheris in the second quarter, we remain enthusiastic about the longer-term outlook for this disruptive technology,” said Jeff Soinski, Avinger’s President and CEO.  “With an established and growing installed base, we are now focusing more acutely on market development and physician training.”

Dr. John B. Simpson, Avinger’s Founder and Executive Chairman, stated, “Based on our early commercial experience, we have continued to make improvements to Pantheris, and in particular the robustness of its optical imaging fiber, and have received positive feedback from physicians on the performance of the current device. We are also making progress on new versions of Pantheris which include enhanced cutting capabilities for more difficult to treat lesions and a lower profile device for smaller vessels.”

2016 Guidance

The company now expects 2016 revenue to be in the range of $19 million to $23 million, representing year-over-year growth ranging from 78% to 115%, compared to previous guidance for revenue in the range of $25 million to $30 million.

Conference Call

Avinger will hold a conference call today, July 12, 2016 at 2:00pm PT/5:00pm ET to discuss its preliminary second quarter 2016 financial results. Individuals may listen to the call by dialing (844) 776-7820 for domestic callers or (661) 378-9536 for international callers, referencing Conference ID: 47327597. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning today, July 12, 2016 at 5:00pm PT/8:00pm ET through midnight on July 13, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 47327597. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the legs and feet. The company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its Lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current Lumivascular products include the Lightbox™ imaging console, the Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris™, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the long-term outlook for the adoption of Lumivascular technology, anticipated revenues for the second quarter of 2016 and for the full year of 2016, growth in the number of Lumivascular accounts and the timing and capabilities of future versions of Pantheris. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include review of our financial results for the second quarter of 2016 including consultation with our independent auditors, our dependency on a limited number of products; ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in our Form 10-Q filing made with the Securities and Exchange Commission on May 9, 2016. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

Email: ir@avinger.com